Exhibit 10.18

Kevin P. Clark
Chairman and Chief Executive Officer

Personal and Confidential

December 15, 2022

Mr. William Presley

Dear Bill,

In recognition of your responsibilities and commitment to Aptiv, effective immediately, you are being promoted to SVP and Chief Operating Officer.

Your base salary will be increased to $900,000 and your AIP target will be 100% of base salary. Additionally, your annual long-term incentive target will be $3,500,000 beginning with the February 2023 planning cycle. Long-term incentive awards will continue to be a mix of 40% Restricted Stock Units (RSUs) and 60% Performance Restricted Stock Units (PRSUs) tied to Aptiv's performance against metrics established at the outset of each performance period. You will receive additional information about these awards at the time of the grant.

The base salary increase provided is inclusive of merit, therefore, you will not be eligible for participation in the 2023 merit increase program.

		Current		New	Change %
Base Salary		$750,000		$900,000	20%
AIP Target	100%	$750,000	100%	$900,000	20%
Target Total Cash		$1,500,000		$1,800,000	20%
LTI Target		$2,100,000		$3,500,000	67%
Target Direct Comp		$3,600,000		$5,300,000	47%

Bill, your promotion is well-deserved and recognizes your excellent leadership and contributions to Aptiv’s success. I have full confidence that you will continue to provide great value to the organization and I want to personally thank you for your commitment to Aptiv.

Sincerely,

/s/ Kevin P. Clark
Kevin P. Clark